Exhibit 10.1

EMPLOYMENT AGREEMENT FOR MICHAEL GROSS

AMENDMENT NO. 1

This Amendment No. 1 to the Employment Agreement for Michael Gross (this “Amendment No. 1”), dated February 28, 2013, by and between Morgans Hotel Group Co., with a principal place of business at 475 Tenth Avenue, New York, NY 10018 (the “Company” or “Employer”) and Michael Gross (“Executive”).

WHEREAS, Executive and the Company previously entered into an Employment Agreement, dated and effective as of March 20, 2011 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement to extend the term of the Executive’s employment under the Agreement;

NOW, THEREFORE, the Parties agree as follows, effective as of March 20, 2011 as if included within the original Agreement:

1.	All capitalized terms used in the Amendment No. 1 and not otherwise defined shall have the meaning assigned to them in the Agreement.

2.	The Agreement is hereby amended by deleting the text of Section 1 and replacing it with the following:

The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, on the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the fourth anniversary of the Effective Date (the “Employment Period”), subject to the provisions for early termination or extension as hereinafter provided. The Company (but not the Executive) will have the right to offer (the “Extension Offer”) to extend the Employment Period by six (6) months (the “Extension Period”) by giving notice to Executive of such offer no less than seventy-five (75) days prior to the end of the initial Employment Period. During any Extension Period, the Executive shall receive compensation on substantially the same terms as being provided at the end of the initial Employment Period and will receive a cash bonus, payable on the last day of the Extension Period, in an amount equal to one-half of the Annual Bonus paid to the Executive with respect to the 2014 fiscal year. In the event that the parties hereafter agree to extend Executive’s employment beyond the end of the Extension Period the amount of the pro-rated cash bonuses paid by the Company with respect to the Extension Period and the period from January 1, 2015 to the fourth anniversary of the Effective Date will be taken into account and be credited against any cash bonus that may become payable to Executive for fiscal year 2015. The Executive shall have the right to accept or reject the Extension Offer; if the Executive rejects the Extension Offer and terminates employment, such termination will be deemed to be a termination due to non-renewal of the Agreement by the Company for purposes of Section 4(d) below and shall not be considered a termination under Section 4(c) below.

3.	The Agreement is further amended by deleting Section 2(b)(ii) and replacing it with the following:

(ii) Annual Bonus. The Executive will be eligible for an annual cash bonus for the Company’s 2011 fiscal year and for each other complete Company fiscal year during the Employment Period (“Annual Bonus”) with a target payout of 100% of Annual Base Salary. The target payout for the 2011 Annual Bonus shall be pro rated, based on the number of days in the fiscal year from and including the Effective Date to and including December 31, 2011, 50% of which shall be guaranteed. The remaining 50% of the 2011 Annual Bonus shall depend on the following performance metrics: 40% on EBITDA and 10% on the RevPAR Index, both as established by the Compensation Committee of the Board of Directors. For each other complete Company fiscal year during the Employment Period, the Executive’s Annual Bonus will range from 50% up to 150% of target. The actual Annual Bonus for each fiscal year shall be determined in good faith after consultation with the Executive by the Compensation Committee based upon actual corporate and individual performance for such year and shall be payable in accordance with the procedures specified by the Compensation Committee. The Executive’s Annual Bonus will be paid no later than seventy-five (75) days after the end of the applicable bonus period (or, if earlier, as provided in Section 4 below). Except as provided in Section 4 of this Agreement, Employee must be employed by the Company on the date bonuses are paid to Company employees in order to be entitled to receive a bonus. To the extent the Annual Bonus exceeds 100% of Annual Base Salary, the Compensation Committee may in its discretion, and subject to applicable law, cause the Company to pay such excess in the form of fully vested equity compensation awards under one of Company’s equity compensation plans (which award may be subject to other conditions that the Compensation Committee may determine).

4.	The provisions of this Amendment No. 1 may be amended and waived only with the prior written consent of the parties hereto. This Amendment No. 3 may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

5.	Except as set forth in this Amendment No. 1, the Agreement shall remain unchanged and shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 on the date first written above.

MORGANS HOTEL GROUP CO.

By:

/s/ Richard Szymanski
Name:	Richard Szymanski
Title:	Chief Financial Officer

EXECUTIVE

/s/ Michael Gross
Michael Gross